Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Announces Record Revenue in the Third Quarter of Fiscal 2007
O’FALLON, MO, June 7, 2007 — Synergetics USA, Inc. (NASDAQ: SURG), a leading manufacturer of precision-engineered, microsurgical instruments, capital equipment and devices primarily for use in vitreoretinal surgery and neurosurgical applications, announced its operating results for the third quarter of fiscal 2007 which ended April 30, 2007.
     Synergetics reported record sales of $11.5 million for the quarter, representing a 9.9 percent increase over the comparable quarter of the prior year. Synergetics reported an operating loss of approximately $47,000 for the third quarter of fiscal 2007 as compared to an operating income of approximately $1.9 million for the third quarter of fiscal 2006. The operating loss was impacted by increased research and development costs (“R&D”) of approximately $104,000 and increased selling, general and administrative expenses (“SG&A) of approximately $1.6 million. SG&A were impacted by increased selling expenses of approximately $451,000. This increase was partially due to increased royalties on a higher level of sales along with the investment Synergetics is making as it expands both its domestic and international sales forces. In addition, expenses associated with legal costs increased $681,000 primarily due to costs associated with the previously announced Iridex settlement. Net income for third quarter of fiscal 2007 was a loss of approximately $92,000, or $0.00 per basic and diluted share, as compared to net income of approximately $1.2 million, or $0.05 per basic and diluted share, for the third quarter of fiscal 2006.
     Synergetics reported record sales of $32.7 million for the nine months ended April 30, 2007, representing a 19.2 percent increase over the comparable period of the prior year. Synergetics reported an operating income of approximately $853,000 for the nine months ended April 30, 2007 as compared to an operating income of approximately $4.1 million for the comparable period of fiscal 2006. Operating income was impacted by increased R&D of approximately $841,000 and increased SG&A of approximately $4.0 million. SG&A were impacted by increased selling expenses of approximately $1.1 million due to increasing royalties on an increasing amount of sales and an investment Synergetics is making in our ophthalmic sales force as it expands both domestic and international distribution. In addition, expenses associated with legal costs, Sarbanes-Oxley consulting costs and the additional expense associated with the former Valley Forge operations being included in operations for the full nine months of fiscal 2007 increased $1.0 million, $333,000 and $705,000, respectively. Net income for the nine months ended April 30, 2007 was approximately $466,000, or $0.02 per basic and diluted share, as compared to net income of approximately $2.5 million, or $0.13 per basic and diluted share, for the nine months ended April 30, 2006.
     “Synergetics sales growth of 9.9 percent was not as strong as I would have liked during our third quarter of fiscal 2007,” said Gregg D. Scheller, Chief Executive Officer and President of Synergetics. “I was especially disappointed in the sales performance of domestic neurosurgery which decreased 27.3 percent on a sequential quarter basis. However, the product pipelines are filled and we are expecting a good fourth quarter. Domestic ophthalmology grew on a sequential basis by 3.0 percent, potentially indicating an anticipated upturn in this business.”
     Mr. Scheller continued, “Over the past nine months, we have invested approximately $300,000 in our international distribution, establishing wholly owned subsidiaries in Germany,

Italy and France. Our international sales typically run 20 to 25% of domestic sales. I am not satisfied with this level of revenue. Our investment in this business is beginning to pay dividends in international ophthalmology sales. We are in the process of establishing subsidiaries in other international markets as well. I am pleased with this quarter’s growth over the previous year quarter of 41.5 percent across both ophthalmology and neurosurgical lines internationally. Establishment of these entities is expensive, but provides a foundation for future growth.”
     Mr. Scheller, continued, “I continue to be excited about our research and development efforts, introducing over 50 new products thus far this year. Fourth quarter should see the introduction of many of our disposable accessories for the AdvantageTM.”
     Mr. Scheller concluded, “The decrease in our gross profit margin was partially impacted by a shift to a more international mix of products and erosion of our capital selling prices versus the competition. It was also impacted by a change in both our actual and standard costs. We expect a number of management driven cost savings plans to have a positive impact on margins during the fourth quarter.”
Net Sales
     The following table presents net sales by category (dollars in thousands):

	Quarter Ended April 30
	2007	2006	% Increase
			(Decrease)

Ophthalmic	$6,594	$5,959	10.7%
Neurosurgery	3,913	3,651	7.2%
Other	975	840	16.1%

Total	$11,482	$10,450	9.9%

     Ophthalmic sales growth was 10.7 percent from the third quarter of fiscal 2006. Domestic sales increased 4.8 percent while international sales increased 18.8 percent. The recent restructuring of the domestic sales organization is ongoing and there remain open territories. In addition, the Company continues to train its new territory managers. The recovery from the disruption of distribution in a major European market is complete as indicated by the sales growth during the current quarter.
     Neurosurgery net sales during the third fiscal quarter of 2007 were 7.2 percent greater than the third quarter of fiscal 2006. Domestic sales increased 35.6 percent and international sales increased 143.1 percent, offset by a decrease in sales to Codman of 23.1 percent. The increases in domestic and international were primarily attributable to the sales in the core technology area of Omni® power ultrasonic aspirators, the Malis® AdvantageTM and their related disposables. The Company expects that sales of these products will continue to have a positive impact on net sales for the remainder of fiscal 2007.
     Other net sales during the third fiscal quarter of 2007 grew 16.1 percent compared to the third fiscal quarter of 2006, primarily attributable to sales to Stryker in the pain control market, sales of the BiDent® electrosurgical generator and its related disposables in the dental market and sales to the ENT market.

     The following table presents national and international net sales (dollars in thousands):

	Quarter Ended April 30
	2007	2006	% Increase
United States	$8,360	$8,244	1.4%
International (including Canada)	3,122	2,206	41.5%

Total	$11,482	$10,450	9.9%

     Domestic sales for the third quarter of fiscal 2007 compared to the same period of fiscal 2006 were primarily flat as increases in domestic ophthalmology and neurosurgery were offset by a decrease in sales to Codman. International sales growth for the third quarter of fiscal 2007 compared to the third quarter of fiscal 2006 was primarily attributable to the sales in the core technology areas of Omni® power ultrasonic aspirators, the Malis® AdvantageTM and their related disposables. The Omni® power ultrasonic aspirator received the CE (“Conformity European”) mark during the second quarter of fiscal 2006, thus allowing the Company to begin selling these medical devices into European countries that require the CE mark registration.
Gross Profit
     Gross profit as a percentage of net sales was 57.0 percent in the third quarter of fiscal 2007 compared to 65.4 percent for the same period in fiscal 2006. Gross profit as a percentage of net sales from the third quarter of fiscal 2007 to the third quarter of fiscal 2006 decreased more than eight percentage points, primarily due to the change in mix toward higher neurosurgery and international sales, pricing pressure on both ophthalmic and neurosurgical capital equipment and additional costs experienced in manufacturing some of the Company’s new and yet to be introduced products and product redesigns. The Company anticipates that its margins will improve as experience is gained in manufacturing recently added products and product redesigns since initial production runs for new products typically involve a learning curve.
Operating Expenses
     R&D as a percentage of net sales were 4.8 percent and 4.2 percent for the third quarter of fiscal 2007 and 2006, respectively. R&D costs increased to $548,000 in the third quarter of fiscal 2007 from $444,000 in the same period in fiscal 2006, reflecting an increase in costs associated with new products and an increase in spending on active, new product projects focused on areas of strategic significance. Synergetics’ pipeline included approximately 85 active, major projects in various stages of completion as of April 30, 2007. The Company has strategically targeted R&D spending as a percentage of net sales to be consistent with what management believes to be an average range for the industry. The Company has invested in R&D at a rate of 5.7 percent of net sales over the past twelve months.
     SG&A increased by $1.6 million to approximately $6.0 million during the third quarter of fiscal 2007 compared to approximately $4.5 million during the third quarter of fiscal 2006. The percentage of SG&A to net sales increased from 42.8 percent for the third quarter of fiscal 2006 to 52.6 percent for the third quarter of fiscal 2007. Selling expenses, which consist of salaries, commissions and royalties, the largest component of SG&A, increased approximately $451,000 to $2.6 million, or 22.9 percent of net sales, for the third quarter of fiscal 2007, compared to $2.2 million, or 20.9 percent of net sales, for the third quarter of fiscal 2006. This increase was not only due to increased royalties on a higher level of sales but was also due to an investment Synergetics made in its ophthalmic sales force as it continues to expand both domestic and international distribution of $87,000. Selling headcount increased by 16.0 percent from April 30, 2006 to April 30, 2007. General and administrative headcount increased approximately 22.2 percent over that same timeframe, which resulted in an increase in general salaries and benefits of approximately $67,000 in the third quarter of fiscal 2007, compared to the third quarter of fiscal

2006. The Company’s legal expenses increased by $681,000 during the third quarter of fiscal 2007 compared to the third quarter of fiscal 2006 as the cost associated with the Iridex lawsuit and subsequent settlement were significant during the quarter. In addition to the internal costs associated with the Company’s Sarbanes-Oxley compliance efforts, the Company also recorded an additional amount of approximately $41,000 in consulting expense.
Other Expenses
     Other expenses for the third quarter of fiscal 2007 increased 18.8 percent to $228,000 from $192,000 for the third quarter of fiscal 2006. The increase was due primarily to increased interest expense for the increased borrowings on the Company’s working capital line due to working capital needs and the payment of $2.5 million to Iridex during the third quarter of fiscal 2007.
Operating Income, Income Taxes and Net Income
     Operating loss for the third quarter of fiscal 2007 was $47,000 as compared to an operating profit of $1.9 million in the comparable 2006 fiscal period. The decrease in operating income was primarily the result of an eight percentage point decrease in gross profit margin on 9.9 percent more net sales, an increase of $104,000 in research and development costs and an increase of $1.6 million in SG&A expenses primarily related to an additional $451,000 in selling costs, $681,000 in legal costs and $41,000 in Sarbanes-Oxley consulting costs.
     The Company recorded a $143,000 credit provision on a pre-tax loss of $275,000, a 52.0 percent tax provision, compared to a 35.3 percent tax provision for the third fiscal quarter of 2006. The Company’s effective tax rate increased due to the current quarter losses decreasing the full year pre-tax income to a much smaller amount and increasing the relative pro-portion of the provision that is made up by the manufacturing deduction. In addition, the Company recorded a $40,000 increase in the research and experimentation credit during the quarter.
     Net income decreased by $1.2 million to a $92,000 loss for the third quarter of fiscal 2007, from $1.1 million income for the same period in fiscal 2006. Basic and diluted earnings per share for the third quarter of fiscal 2007 decreased to $0.00 from $0.05 for the third quarter of fiscal 2006. Basic weighted average shares outstanding increased from 24,090,511 to 24,219,507.

Financial Highlights

	For the three months ended		For the nine months ended
	Apr 30, 2007	Apr 30, 2006	Apr 30, 2007	Apr 30, 2006
	(in thousands, except share and per share data)

Net sales	$11,482	$10,450	$32,741	$27,465
Gross profit	6,545	6,838	19,369	17,811
Selling, general and administrative expenses	6,044	4,469	16,537	12,532
Research and development expenses	548	444	1,979	1,138
Operating income	(47)	1,925	853	4,141
Other income (expense)	(228)	(192)	(627)	(372)
Provision for income taxes	(143)	612	66	1,304
Provision for re-enactment of the research & experimentation credit	(40)	—	(306)	—
Net income	(92)	1,121	466	2,465
Basic income per share	$0.00	$0.05	$0.02	$0.13
Diluted income per share	$0.00	$0.05	$0.02	$0.13
Common shares outstanding:
Basic	24,219,507	24,090,511	24,214,831	19,469,352
Diluted	24,423,364	24,326,847	24,423,547	19,678,767
Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Measurements
     The non-GAAP financial comparisons utilized above are the measurement of earnings per share for Synergetics USA, Inc. prior to utilizing the 4.59 conversion ratio agreed to in the merger agreement with Valley Forge for the nine months ended April 30, 2006. Management believes this measurement gives a more accurate comparison of how the Company is performing versus the comparison to Synergetics Missouri pre-merger. The following is a reconciliation between the GAAP measures and the non-GAAP measures:

Nine Months Ended
April 30, 2006
Net income and share information
For the nine months ended April 30, 2006:
Net Income	$2,465,000

Pro Forma Shares Outstanding (as if Valley Forge Shares and Shares issued in the acquisition were outstanding for entire nine months)	23,365,274

Basic Earnings Per Share	$0.11

About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended July 31, 2006, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
          Pamela G. Boone, Executive Vice President & CFO
          Phone: (636) 939-5100